EX-99.d.4

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February 25, 2010

Board of Trustees
Delaware Group Income Funds
2005 Market Street
Philadelphia, PA 19103

Re:  Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of Delaware Diversified Floating Rate Fund (the “Fund”), a series of Delaware Group Income Funds, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed the percentages set forth below for the period February 26, 2010 through February November 30, 2011.  For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.  Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Fund	Expense Cap
Delaware Diversified Floating Rate Fund	0.80%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Portfolio expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:           /s/ Philip N. Russo
Name:       Philip N. Russo
Title:         Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Income Funds

By:           /s/Patrick P. Coyne
Name:       Patrick P. Coyne
Title:         President & Chief Executive Officer
Date:         February 25, 2010